Exhibit 99.1
CONN'S, INC. REPORTS JUNE 2015 SALES AND DELINQUENCY DATA,
AND ANNOUNCES SENIOR MANAGEMENT APPOINTMENT

THE WOODLANDS, TEXAS, July 9, 2015 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today reported $102.6 million in total retail net sales for the month ended June 30, 2015, an 11.9% increase compared to the same prior year period. The Company also announced it has hired Thomas R. Moran as its new Chief Financial Officer.

The following table presents the Company's percentage change in same store sales for the month ended June 30, 2015, compared to the same prior-year period, and the 60-plus day delinquency rate as of June 30, 2015:

Month Ended
June 30, 2015
Same store sales % change (as compared to the same prior-year period):
Furniture and mattress	5.9%
Home appliance	9.8
Consumer electronic	(11.4)
Home office	(11.3)
Other	(13.9)
Product sales	0.3
Repair service agreement commissions	7.2
Total net sales	1.1%

As of June 30, 2015
60-plus day delinquency rate	8.9%

Theodore M. Wright, Conn’s Chairman and Chief Executive Officer, commented, "Greater than 60-day delinquency was 8.9% as of June 30, 2015 compared to 8.2% as of June 30, 2014, with a seasonal increase of 40 basis points from May 31, 2015."

"Same store sales for the month increased 1.1% against an increase of 11.2% in June last year. Furniture and mattress and home appliance categories had strong performance with normal inventory levels during the month. Same store sales were impacted by our decision to exit video game products, digital cameras, and certain tablets. Excluding the impact from these products, same store sales increased 5.1%."

"Sales volume was reduced compared to the same period a year ago from tighter underwriting implemented during the first three quarters of fiscal year 2015, with an estimated impact of approximately 2% to same store sales in the month."

"For the month of June, excluding the impact from video game products and digital cameras, same store sales for consumer electronics decreased by 2.4%. The television category decreased 1.3% due to lower same store unit sales offset by higher average selling prices. Sales of Ultra HD televisions remain strong with same store sales negatively impacted by the tougher comparison to last year due to the 2014 World Cup. Same store unit sales increased in the furniture and mattress and home appliance categories, offset by lower average selling prices. Excluding the impact from tablets, same store sales for home office was up 1.3% with an increase in same store unit sales, offset by lower average selling prices."

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company's financial statement closing process. The Company has provided monthly same store sales, portfolio balance and 60-plus day delinquency rate data for all monthly periods since and including February 2012 on its investor relations website, at ir.conns.com.

We expect to release July sales and delinquency data on August 6, 2015.

Chief Financial Officer Named

The Company also announced the hiring of Thomas R. Moran as Chief Financial Officer, effective July 27, 2015. Before joining Conn’s, he served as Executive Vice President and CFO for West Marine, Inc., a leading retailer of boating supplies, gear, apparel and other boating-related products. Mr. Moran oversaw all of West Marine's financial activities as well as the company’s information technology function. He joined West Marine as Senior Vice President and CFO in January 2007 and was promoted to Executive Vice President in May 2013.

Prior to West Marine, Mr. Moran served as the CFO of the Wearguard-Crest Division of ARAMARK Corporation, ARAMARK's work apparel and uniform division. Mr. Moran holds a BA in Physics from the College of the Holy Cross and an MBA from Duke University.

Mr. Moran succeeds Mark Haley, who served as interim CFO, and who will continue as Vice President and Chief Accounting Officer. Mr. Haley was appointed interim CFO in December 2014.

"We are excited to have Tom join our team," said Mr. Wright. "His background in the retail industry, as well as his wealth of financial and public company experience, will provide a valuable addition to our senior leadership team. Additionally, I would like to thank Mark for taking on the increased responsibilities during this transition period. I look forward to his continued contribution to the organization and Conn’s future success."

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating approximately 90 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company’s ability to execute a sale of its loan portfolio or another strategic transaction on favorable terms; The Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G

S.M. Berger & Company
Andrew Berger (216) 464-6400